Exhibit 10.4
Sino-Foreign Equity Joint Venture Contract
CHAPTER I GENERAL PROVISIONS
China Hydroelectric Corporation successfully acquired fifty percent (50%) of the equity interests of Yunhe County Shapulong Hydropower Generation Co., Ltd. held by Yunhe County Yunhe State Assets Management Co., Ltd. at Zhejiang Property & Stock Exchange on October 12, 2007. In accordance with the Law of the People’s Republic of China on Sino-Foreign Equity Joint Ventures, the Implementation Regulations of the Law of the People’s Republic of China on Sino-Foreign Equity Joint Ventures and other relevant laws and regulations of the People’s Republic of China (the “PRC”), China Hydroelectric Corporation, Zhejiang Guangning Hydroelectric Development Co., Ltd. and Zhejiang Province Water Resources and Hydroelectric Investment Group Co., Ltd., after friendly consultations and on the principles of equality and mutual benefits, have agreed to change the legal form of Yunhe County Shapulong Hydropower Generation Co., Ltd. into a Sino–foreign equity joint venture. The Parties hereto have entered into this Contract in Yunhe County, Lishui City, Zhejiang Province on November 6, 2007.
CHAPTER II PARTIES TO THIS CONTRACT

Article 1	Parties to this Contract are as follows:

Foreign Party:	China Hydroelectric Corporation (hereinafter referred to as “Party A”)

Registered Address: 558 Lime Rock Road, Lime Rock, Connecticut 06039

Incorporation Place: Cayman Islands

Legal Representative: John D. Kuhns

Position: Chairman

Nationality: United States of America

Chinese Parties:	Zhejiang Guangning Hydroelectric Development Co., Ltd. (hereinafter referred to as “Party B”)

Registered Address: No. 157-1, Liqing Road, Lishui City, China

Legal Representative: Lu Ning

Position: Chairman

Nationality: China

Zhejiang Water Resources and Hydroelectric Investment Group Co., Ltd. (hereinafter referred to as “Party C”)

Registered Address: No. 195, Kaixuan Road, Hangzhou City, China

Legal Representative: Ling Shi Shan

Position: General Manager

Nationality: China
CHAPTER III THE JOINT VENTURE COMPANY

Article 2	In accordance with the Law of the PRC on Sino-Foreign Equity Joint Ventures and other relevant laws and regulations of the PRC, Party A, Party B and Party C have agreed to change the legal form of Yunhe County Shapulong Hydropower Generation Co., Ltd. (hereinafter referred to as the “JV Company”) into a Sino-foreign equity joint venture.

Article 3	The name of the JV Company is “” in Chinese and “Yunhe County Shapulong Hydropower Generation Co., Ltd.” in English.

The legal address of the JV Company is No. 42, Xinhua Street, Yunhe Town, Yunhe County, Lishui City, Zhejiang Province.

Article 4	The JV Company shall be a Chinese legal person and all activities of the JV Company shall be complied with the laws, decrees and relevant regulations of the PRC.

Article 5	The legal form of the JV Company shall be a limited liability company. The liability of Party A, Party B and Party C for the debts and obligations of the JV Company shall be limited to their respective capital contributions to the registered capital. The profits, risks and losses of the JV Company shall be shared and borne by the Parties in proportion to their capital contributions to the registered capital.
CHAPTER IV PURPOSE, SCOPE AND SCALE OF PRODUCTION AND OPERATION

Article 6	The purpose of Party A, Party B and Party C in establishing the JV Company shall be: to enhance economic co-operation and technical exchanges, to reinforce the operation and management of the JV Company by adopting advanced and scientific management methods, so as to improve economic results and ensure satisfactory economic benefits for each investor.

Article 7	The business scope of the JV Company shall be: hydropower generation and operation.

Article 8	The production scale of the JV Company shall be as follows:

Production Scale: total installed capacity of 25,000 KW (2X12,500 KW).
CHAPTER V TOTAL AMOUNT OF INVESTMENT AND REGISTERED CAPITAL

Article 9	The total amount of investment of the JV Company shall be RMB 70,000,000.

Article 10	Party A shall procure the equity interests by acquiring 50% of the state-owned equity interests of Yunhe County Shapulong Hydropower Generation Co., Ltd. held by Yunhe County Yunhe State Assets Management Co., Ltd.

Article 11	The total amount of capital contributions paid by Party A, Party B and Party C is RMB35,340,000, which shall be the registered capital of the JV Company. Among which, Party A shall contribute in US Dollars equivalent to RMB17,670,000, representing 50% of the registered capital of the JV Company, Party B shall contribute in the amount of RMB13,075,800, representing 37% of the registered capital of the JV Company, and Party C shall contribute in the amount of RMB4,594,200, representing 13% of the registered capital of the JV Company.

Article 12	All Parties shall pay their respective capital contributions in cash and the capital contribution from Party A shall be paid up within 90 days from the issuance date of the business license of the JV Company.

Article 13	In the event that Party A, Party B or Party C intends to transfer its capital contributions to the JV Company, in whole or partially, to any third party, the consent from other Parties and approval from the approval authorities shall be obtained.

Where a Party intends to transfer all or part of its capital contributions, other Parties shall have the pre-emptive right to purchase such capital contributions.
CHAPTER VI RESPONSIBILITIES OF THE PARTIES

Article 14	Party A, Party B and Party C shall jointly accomplish the following obligations:

To change the legal form from a domestic-funded enterprise into a Sino-foreign equity joint venture, to apply for approvals and registrations and to procure the business license etc., from relevant PRC governmental authorities in charge. To handle other matters authorized by the JV Company.

CHAPTER VII SALES OF PRODUCTS

Article 15	All electric products of the JV Company shall be sold within the domestic market of the PRC without any export.
CHAPTER VIII BOARD OF DIRECTORS

Article 16	The registration date of the JV Company shall be deemed as the establishment date of the Board of Directors of the JV Company.

Article 17	The Board of Directors of the JV Company shall comprise six (6) directors, among whom, three (3) directors shall be appointed by Party A, two (2) directors shall be appointed by Party B, and one (1) director shall be appointed by Party C. The Chairman of the Board of Directors shall be appointed by Party A. The Chairman and directors shall serve for a term of three (3) years and may serve consecutive terms if reappointed by the Party that originally appointed him/her.

Article 18	The Board of Directors shall be the highest authority of the JV Company and shall have the power to determine all major decisions pertaining to the JV Company. The ordinary resolution of the Board of Directors shall require the approval of more than two thirds of all directors of the Board of Directors. The unanimous approval of all six (6) directors shall be required for any of the following matters:

1) any amendment to the articles of association of the JV Company;

2) the termination or dissolution of the JV Company;

3) any increase or decrease of the JV Company’s registered capital;

4) the merger or spin-off of the JV Company;

5) any external investment by the JV Company;

6) any external security provided by the JV Company (excluding the security provided for the debts of the JV Company).

The Board of Directors shall adopt a resolution within three (3) days after the meeting of the Board of Directors has been held. Any resolution of the Board of Directors shall not prejudice any legal rights or interests of the Parties.

Article 19	The Chairman of the Board of Directors shall serve as the legal representative of the JV Company. In the event that the Chairman of the Board of Directors or his/her authorized representative is unable to perform the obligations for any reason, he/she may temporarily authorize other directors to act as representative.

Article 20	The meeting of the Board of Directors shall be convened at least once each year, which shall be convened and presided over by the Chairman of the Board of Directors. Being proposed by more than one third of the directors, the Chairman of the Board of Directors may convene an interim meeting. The meeting minutes shall be kept for record.
CHAPTER IX MANAGEMENT ORGANIZATION

Article 21	The JV Company shall establish a management organization, which shall be in charge of the day-to-day operation and management of the JV Company. The management organization shall have one (1) General Manager and one (1) Deputy General Manager. General Manager and Deputy General Manager shall be determined and appointed by the Board of Directors, and the office term shall be determined by the Board of Directors.

Article 22	General Manager shall exercise his/her powers and take corresponding responsibilities in accordance with the articles of association of the JV Company. The Board of Directors shall carry out budget and authorization management over the management personnel of the JV Company.

Article 23	In case General Manager or Deputy General Manager commits jobbery or serious dereliction of duty, the Board of Directors may remove him/her at any time by passing a resolution.
CHAPTER X PROCUREMENT OF EQUIPMENTS

Article 24	Under the same terms and conditions, the raw materials, fuels, parts and components, transportation vehicles and office supplies, etc. required by the JV Company shall be firstly purchased within China.

Article 25	In case the JV Company entrusts Party A to purchase equipments from the overseas market, the representatives from other Parties shall be invited to attend.
CHAPTER XI TECHNOLOGICAL UPGRADING AND INFRASTRUCTURE CONSTRUCTION

Article 26	In case the JV Company intends to carry out the technological upgrading, an Infrastructure Construction Office shall be established under the leadership of the Board of Directors during the construction period. The Infrastructure Construction Office shall comprise three (3) members, including one (1) Director-General and two (2) Deputy Director-General, all of whom shall be determined and appointed by the Board of Directors.

Article 27	The Infrastructure Construction Office shall be responsible for examining the project design, drafting the project construction contracting agreements, organizing the procurement and acceptance of relevant equipments and materials, etc., formulating the overall schedule for the project construction, working out the payment schedule, controlling the financial expenditures and final accounts of the project, formulating relevant management measures, and keeping and tidying up the documents, drawings, archives and materials during the construction process, etc.

Article 28	Party A and Party B shall designate several technicians to form a technician team, which, under the leadership of the Infrastructure Construction Office, shall be responsible for the examination, supervision, inspection and acceptance, etc. of the project design, project quality, equipments and materials and introduction of technologies.

Article 29	Subject to the consent of the Parties, the organizations, remunerations and expenditure of the staff of the Infrastructure Construction Office shall be included in the project budget.

Article 30	Subject to the approval of the Board of Directors, the Infrastructure Construction Office shall be dissolved after the project construction has been completed and the relevant delivery has been accomplished.
CHAPTER XII LABOUR MANAGEMENT

Article 31	In accordance with the Provisions on Labor Management of Sino-Foreign Equity Joint Ventures of the PRC and its implementation measures and subject to the scheme formulated by the Board of Directors, matters relating to the recruitment, employment, dismissal, resignation, wages, labor insurances, welfare and rewards and punishment of the employees of the JV Company shall be stipulated in the labor contracts entered into by and between the JV Company and its Trade Union or the JV Company and respective individual employees. After the labor contracts have been concluded, the JV Company shall file those contracts with the local labor administration authority for record.

Article 32	The remunerations of all employees (including senior officers) of the JV Company shall be determined on the basis of the local economic and social development level. The Board of Directors shall have the right to determine the standards for social insurances, welfare and traveling expenses, etc. of employees of the JV Company.

Article 33	The salaries and other justified income of foreign employees of the JV Company may be remitted abroad in accordance with the regulations on foreign exchange control after payment of individual income tax pursuant to PRC tax laws.
CHAPTER XIII TAXATION, FINANCIAL AFFAIRS, AUDITING AND PROFITS

Article 34	The JV Company shall establish its financial and accounting system in accordance with relevant laws, administrative regulations and rules issued by the Ministry of Finance of the State Council.

The JV Company shall prepare the financial and accounting reports at the end of each fiscal year and engage an accounting firm to do auditing in accordance with law.

The financial and accounting reports shall be prepared in accordance with laws, administration regulations and rules issued by the Ministry of Finance of the State Council.

Article 35	When the JV Company distributes its after-tax profits of current year, it shall allocate 10% of the profits to the statutory reserve fund of the JV Company. The JV Company may cease to allocate such fund when the accumulated amount of the balance of the statutory reserve fund has reached 50% of the registered capital of the JV Company.

In the event that the statutory reserve fund of the JV Company is not sufficient to make up the losses of the JV Company suffered in the previous years, the current year’s profits shall be firstly used to make up the losses prior to the allocation of the statutory reserve fund pursuant to the provisions of the preceding paragraph.

After the allocation of the statutory reserve fund from the after-tax profits, the JV Company may, upon the resolution of the Board of Directors, allocate optional reserve fund from the after-tax profits.

After the losses have been made up and the reserve funds have been allocated, the remaining profits of the JV Company shall be distributed in proportion to the respective capital contributions to the registered capital of the JV Company.

The reserve funds of the JV Company shall be used to make up losses, expand the production and business scale or increase the registered capital of the JV Company. However, the capital reserve fund shall not be used for making up the losses of the JV Company.

Where the statutory reserve fund is used to increase the registered capital, the balance of the statutory reserve fund shall be not less than 25 % of the registered capital prior to such increase.

Article 36	According to the articles of association of the JV Company, the engagement or dismissal of the accounting firm carrying out the auditing of the JV Company shall be determined by the Board of Directors. When the Board of Directors votes on the dismissal of the accounting firm, such accounting firm shall be allowed to state its own opinions.

The JV Company shall provide to the accounting firm with genuine and complete accounting vouchers, account books, financial and accounting reports and other accounting materials, and shall not refuse, conceal or make any false statements.

Article 37	Except for the statutory accounting books, the JV Company shall not set up any other accounting books.

The assets of the JV Company shall not be deposited under any individual’s account.

Article 38	The fiscal year of the JV Company shall be from January 1 to December 31 of each calendar year. All accounting vouchers, receipts, statements and books of the

JV Company shall be written in Chinese.

Article 39	Within the first three (3) months of each operating year, General Manager shall organize to prepare for the balance sheet, profit and loss statement and profit distribution scheme for the previous year, which shall be submitted to the Board of Directors for examination. The profits or losses of the JV Company shall be distributed to the Parties in proportion to their respective capital contributions to the registered capital of the JV Company.
CHAPTER XIV BUSINESS DURATION OF THE JV COMPANY

Article 40	The business duration of the JV Company shall be thirty (30) years, commencing from the date on which the business license of the JV Company is issued. Being proposed by any Party and approved by more than two thirds of the directors of the Board of Directors, the JV Company may apply to the Ministry of Foreign Trade and Economic Cooperation (or its authorized approval authority) for the extension of the business duration of the JV Company six (6) months prior to the expiration of the business duration.
CHAPTER XV DISPOSAL OF ASSETS UPON THE EXPIRATION OF BUSINESS DURATION

Article 41	In case of expiration of business duration or early termination of business duration, liquidation of the JV Company shall be carried out in accordance with law. After liquidation, the assets of the JV Company shall be distributed to Party A, Party B and Party C in proportion to their respective contributions to the registered capital of the JV Company.

CHAPTER XVI INSURANCE

Article 42	All types of insurances of the JV Company shall be taken out with insurance companies of China. The insurance types, insured amount and insurance period, etc. shall be determined by the Board of Directors of the JV Company in accordance with relevant regulations of insurance companies of China.
CHAPTER XVII AMENDMENT, MODIFICCATION AND TERMINATION OF THIS CONTRACT

Article 43	Any amendment to this Contract and its appendices shall not come into effect unless such amendment is made in a written agreement signed by Party A, Party B and Party C and approved by the approval authority.

Article 44	In the event that this Contract cannot be performed due to an event of Force Majeure, or the JV Company incurs consecutive losses and is unlikely to recover, upon the unanimous approval of the Board of Directors and the approval from the original approval authority, the business duration of the JV Company can be terminated and this Contract can be rescinded early.

Article 45	Due to non-performance of obligations under this Contract or the articles of associations, or material breach of any provisions of this Contract or the articles of association by any Party, the JV Company cannot be operated or cannot reach its business objectives stipulated in this Contract, which shall be deemed that the breaching Party has severely terminated this Contract. Except for claiming for compensation against the defaulting Party, the counterparty shall be entitled to apply to the original approval authority for the termination of this Contract in accordance with this Contract. In the event that all Parties hereto agree to continue the operation of the JV Company, the defaulting Party shall compensate the economic losses incurred by the JV Company.

CHAPTER XVIII LIABILITY FOR BREACH OF CONTRACT

Article 46	Where any Party fails to pay its capital contribution within the time limit and in the amount prescribed in Chapter V hereof, commencing from the first overdue month, the defaulting Party shall pay 1% of its capital contribution to the non-defaulting Party (ies) as liquidated damages for each overdue month. In the event that the defaulting Party fails to pay the overdue capital contribution up to three (3) months, besides requiring the defaulting Party to pay the accumulated 1% of its capital contribution to the non-defaulting Party (ies) as liquidated damages, the non-defaulting Party shall be entitled to terminate this Contract in accordance with Article 45 hereof and claim against the defaulting Party for compensation for the losses.

Article 47	Where this Contract and its appendices cannot be performed due to any Party’s default, the defaulting Party shall assume the liabilities for breach of contract; where all Parties are in breach, on the basis of the actual situation, each Party shall be liable for breach of contract in proportion to its fault.
CHAPTER XIX FORCE MAJEURE

Article 48	Due to the occurrence of Force Majeure events, including without limitation to earthquakes, typhoons, flood, fire, war or any other incidents which cannot be foreseen and the occurrence and results of which cannot be prevented or avoided, the performance of this Contract is directly influenced or cannot be performed in accordance with the provisions hereof, the Party claiming the occurrence of Force Majeure shall promptly inform the other Party (ies) by telegram, and within fifteen (15) days thereafter, it shall provide details of the Force Majeure and supporting documents which are sufficient to evidence that this Contract cannot be performed, or part of this Contract cannot be performed, or the performance of this Contract needs to be postponed. The aforesaid supporting documents shall be issued by the public notary organization located at the place where the Force Majeure event occurs. On the basis of the influence of the Force Majeure event on the performance of this Contract, the Parties shall negotiate with each other to determine whether to terminate this Contract or to partially release the Party claiming the occurrence of Force Majeure from the obligations of performing this Contract, or to postpone the performance of this Contract.
CHAPTER XX APPLICABLE LAW

Article 49	The formation, validity, interpretation and performance of this Contract, and resolution of any dispute, shall be governed by the PRC law.
CHAPTER XXI RESOLUTION OF DISPUTES

Article 50	Any dispute arising out of or in connection with this Contract shall firstly be resolved through friendly consultation. In the event that the dispute cannot be resolved through consultation, any Party may submit such dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with its then prevailing arbitration rules. The arbitration place shall be in Shanghai, China.

Article 51	During the arbitration process, this Contract shall be continued to be performed except for the matters under dispute.
CHAPTER XXII LANGUAGE

Article 52	This Contract is written in both the Chinese language and the English language which shall have the same legal effect. In case of any inconsistency between the Chinese text and the English text, the Chinese text shall prevail.

CHAPTER XXIII EFFECTIVENESS AND MISCELLANEOUS

Article 53	This Contract shall be subject to the approval by the Ministry of Foreign Trade and Economic Cooperation of the PRC (or its authorized approval authority), and shall come into effect from the approval date.

Article 54	This Contract was entered into by and among the legal representatives or authorized representatives of Party A, Party B and Party C in Yunhe County, Lishui City, Zhejiang Province, China on November 6, 2007.
(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

Signing Page:
Party A: China Hydroelectric Corporation
Authorized Representative: (Signature)
Party B: Zhejiang Guangning Hydroelectric Development Co., Ltd.
Legal Representative or Authorized Representative: (Signature)
Party C: Zhejiang Province Water Resources and Hydroelectric Investment Group Co., Ltd.
Legal Representative or Authorized Representative: (Signature)